Exhibit 10.17

STEAM SUPPLY AND PURCHASE AGREEMENT

Effective as of January 1, 2011

between

HAVERHILL NORTH COKE COMPANY

and

SUNOCO, INC. (R&M)

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TABLE OF CONTENTS (con’t)

- ii -

TABLE OF CONTENTS (con’t)

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EXHIBITS

Exhibit A	Location Points

Exhibit B	Conforming Boiler Feed Water Standards

Exhibit C	Form of Monthly Steam Report

Exhibit D	Steam Capacity Reservation Fee Example
Calculations

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STEAM SUPPLY AND PURCHASE AGREEMENT

This STEAM SUPPLY AND PURCHASE AGREEMENT (“Agreement”), entered into on October 19, 2010 and effective as of January 1, 2011 (the “Effective Date”), by and between Haverhill North Coke Company, a Delaware corporation (“Haverhill”), and Sunoco, Inc. (R&M), a Pennsylvania corporation (“Sunoco”).

BACKGROUND

A. Haverhill has constructed and is operating the Coke Plant (Phase I), and in connection with the operation of the Coke Plant (Phase I) will produce Steam, which Sunoco desires to purchase from Haverhill; and

B. As a result of steam generation by the Coke Plant (Phase I), Boiler Blowdown Water and Drip Leg Condensate will be taken into Sunoco’s steam system and will be managed by Sunoco; and

C. Haverhill desires Boiler Feed Water for its use at the Coke Plant (Phase I) and River Water for its use at the Coke Plant, and Sunoco desires to make such Boiler Feed Water, River Water available to Haverhill; and

D. Haverhill desires to use Natural Gas to create additional heat in the steam generation system of the Coke Plant (Phase I) through Sparging, and to obtain an additional amount of Natural Gas to support its on-going Coke Plant operations, and Sunoco desires to supply Natural Gas to Haverhill for these purposes; and

E. Sunoco desires to secure a low cost, ratable and reliable supply of Steam and to minimize the operation of the existing boilers at the Chemical Plant; and

F. Sunoco has contributed twelve million eight hundred thousand dollars ($12,800,000.00) in capital to the construction of the Steam conveyance and excess Steam condensing facilities at the Chemical Plant; and

G. Haverhill has spent approximately one hundred forty five million dollars ($145,000,000) in capital (net of the contribution by Sunoco) to develop the Coke Plant (Phase I) based upon ratable returns in respect of coke and Steam sales.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Haverhill and Sunoco agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided, the definitions of certain capitalized terms used in this Agreement are as follows:

“ABMA” means the American Boiler Manufacturers Association.

“Affiliate” means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control,” “controlled by” and “under common control with” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, by contract or otherwise); provided, however, that in any event, any Person that has ownership interests directly, indirectly or beneficially in fifty-one percent (51%) or more of the securities having voting power for the election of directors or other governing body of a corporation or fifty-one percent (51%) or more of the general partnership interests or fifty-one percent (51%) or more of the managing membership interests or other ownership interests of any other Person will be deemed to control such Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being a director, committee member, officer, or employee of such Person.

“Agreement” is this Steam Supply and Purchase Agreement between Haverhill and Sunoco, including any amendment or other modification hereto made in accordance with Section 13.7.

“Annual Steam Plan” has the meaning set forth in Section 3.7(a).

“Anticipated Minimum Steam Requirement” means two hundred fifty five thousand (255,000) pounds of Steam per hour, except for periods (as described in Section 3.7(a)) during which scheduled Chemical Plant maintenance occurs. For periods during which such scheduled Chemical Plant maintenance occurs, the Anticipated Minimum Steam Requirement means two hundred twenty five thousand (225,000) pounds of Steam per hour. For the avoidance of doubt, the Anticipated Minimum Steam Requirement includes the Steam necessary for Sunoco to operate the Steam Condensing Facilities, which in the winter Months (i.e., November, December, January, February and March) is ten thousand (10,000) pounds per hour, and in all other Months is five thousand (5,000) pounds per hour.

“Boiler Blowdown Water” means the water that is blown down from the HRSGs, collected in a common header, and transported by Haverhill to the Chemical Plant.

“Boiler Feed Water” means the water supplied by Sunoco to the Coke Plant (Phase I) for use by Haverhill in the production of Steam as set forth in Section 4.3. Boiler Feed Water does not include Drip Leg Condensate.

“Boiler Feed Water Delivery Point” means the physical point at which the interconnection is made between the Boiler Feed Water transportation system of Sunoco and the Boiler Feed Water transportation system of Haverhill, at the property line shown on Exhibit A.

“Boiler Feed Water Standards” means the Boiler Feed Water Standards (Current) or the Boiler Feed Water Standards (Target), as applicable.

“Boiler Feed Water Standards (Current)” means the standards set forth as the “Boiler Feed Water Standards (Current)” on Exhibit B.

“Boiler Feed Water Standards (Target)” means the standards set forth as the “Boiler Feed Water Standards (Current)” on Exhibit B.

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.

“Chemical Plant” means the chemical plant and related facilities located at Franklin Furnace (Haverhill), Ohio, owned and operated by Sunoco.

“Chemical Plant Disruption” means a disruption or malfunction of the Chemical Plant or a failure by Sunoco to deliver Natural Gas to the Coke Plant or Boiler Feed Water to the Coke Plant (Phase I), where such disruption, malfunction or failure materially limits the quantity of Steam produced at the Coke Plant (Phase I) for delivery to Sunoco and is not attributable to a Force Majeure Event.

“Claims” means liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, fines, penalties, damages, costs and expenses (including all reasonable attorneys’ fees, costs of investigation and the costs of settlement and defense), interest, awards, judgments and penalties.

“Coke Plant” means, collectively, Coke Plant (Phase I) and Coke Plant (Phase II).

“Coke Plant (Phase I)” means Phase I of the cokemaking plant and related facilities and equipment located at Franklin Furnace (Haverhill), Ohio owned and operated by Haverhill, consisting of one (1) battery of twenty (20) coke ovens and two (2) batteries each of forty (40) coke ovens (one hundred (100) coke ovens in aggregate) and related facilities and equipment (including the HRSGs). The Parties acknowledge that this definition includes increased Steam production from these 100 ovens resulting from increased operating efficiencies of the first 100 ovens, but does not include any other expansion of the existing cokemaking plant, and related facilities and equipment, located at Franklin Furnace (Haverhill), Ohio.

“Coke Plant (Phase II)” means Phase II of the cokemaking plant and related facilities and equipment located at Franklin Furnace (Haverhill), Ohio owned and operated by Haverhill, consisting of one (1) battery of twenty (20) coke ovens and two (2) batteries each of forty (40) coke ovens (one hundred (100) coke ovens in aggregate) and related facilities and equipment (including the HRSGs).

“Contract Year(s)” means each twelve (12) Month period transpiring during the Initial Term and any Renewal Term, with each such Contract Year starting on the first day of the Month of the Effective Date, or, as applicable, the annual anniversary date thereof.

“Daily Steam Consumption Quantity” has the meaning set forth in Section 3.9.1(b).

“Default Interest Rate” means interest at the prime rate announced by JP Morgan Chase Bank (or any successor in interest thereof) plus five hundred (500) basis points, or the highest interest rate permitted by applicable Laws, whichever interest rate is less.

“Direct Pay Permit” means a permit issued by the State of Ohio that authorizes a consumer to pay sales and use taxes directly to the state.

“Drip Leg Condensate” means the liquid that flows in the pipe shown on Exhibit A, which consists of cooled Boiler Blown Down Water samples and condensate from the lines transporting steam from the Coke Plant (Phase I) to the Chemical Plant.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Excess Steam” has the meaning set forth in Section 3.3.

“Excess Steam Condensate Flow Meter” has the meaning set forth in Section 3.8.2.

“Excess Steam Condensate Instrument(s)” has the meaning set forth in Section 3.8.2.

“Excess Steam Condensate Return Credit” means the value calculated once per minute and integrated each Month according to the following formula (in thousands of pounds):

Excess Steam Condensate Return Credit	=	Excess Steam Condensate Return Line Flow
Reading * 1.0 * (250-Excess Steam Condensate
Return Temperature) * (0.0011)

As used herein: “Excess Steam Condensate Return Line Flow Reading” means the flow reading, in thousands of pounds per hour, taken from the Excess Steam Condensate Flow Meter located on the Excess Steam Condensate Return Line, as shown on Exhibit A.

“Excess Steam Condensate Return Line” means the line carrying condensed excess steam from the condenser and cooling tower located at the Chemical Plant to the deaerator area located at the Chemical Plant, as shown on Exhibit A.

“Excess Steam Condensate Return Temperature” means the temperature measured in Fahrenheit on the Excess Steam Condensate Temperature Instrument.

“Excess Steam Condensate Temperature Instrument” has the meaning set forth in Section 3.8.2.

“Force Majeure Event” has the meaning set forth in Section 8.1.

“Governmental Authority” means any federal, state, provincial, county, local or municipal government, judicial, regulatory or administrative agency, commission, board, tribunal, bureau, authority or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.

“GPM” means gallons per minute.

“Haverhill” means Haverhill North Coke Company, a Delaware corporation with an address at 2446 Gallia Pike, Franklin Furnace, OH 45629.

“Haverhill Payment Default” has the meaning set forth in Section 10.1.1.

“Haverhill Performance Default” has the meaning set forth in Section 10.1.1.

“HRSGs” means the five (5) Heat Recovery Steam Generators located within the Coke Plant (Phase I).

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Initial Term” has the meaning set forth in Section 2.1.

“Interest Rate” means interest at the prime rate announced by JP Morgan Chase Bank (or any successor in interest thereof) plus two hundred (200) basis points.

“Laws” means any and all laws, statutes, rules, acts, regulations, permits, requirements, ordinances, judgments, decrees, injunctions, determinations, directions, orders, and demands of a Governmental Authority and including, without limitation, Laws pertaining to pollution or protection of the environment.

“Manifest Error” means an arithmetical error that is readily apparent.

“Maximum Steam Supply Obligation” means three hundred fifty five thousand (355,000) pounds of Steam per hour, except for periods (as described in Section 3.7(a)) during which HRSG scheduled maintenance occurs. For periods during which such scheduled HRSG maintenance occurs, the Maximum Steam Supply Obligation means two hundred eighty five thousand (285,000) pounds of Steam per hour. For the avoidance of doubt, the Maximum Steam Supply Obligation includes the Steam necessary for Sunoco to operate the Steam Condensing Facilities, which in the winter Months (i.e., November, December, January, February and March) is ten thousand (10,000) pounds per hour, and in all other months is five thousand (5,000) pounds per hour.

“Month” means a calendar month beginning at 12:00 midnight on the last day of the preceding month and ending at 12:00 midnight on the last day of such calendar month, and transpiring in whole or in part (unless otherwise indicated) during the Initial Term and, as applicable, any Renewal Term.

“Monthly Steam Fee” has the meaning set forth in Section 7.1.1.

“Monthly Steam Consumption Quantity” has the meaning set forth in Section 3.9.1(c).

“Monthly Steam Report” has the meaning set forth in Section 7.2.

“Natural Gas” means pipeline quality natural gas from gas wells.

“Natural Gas Costs” has the meaning set forth in Section 5.1.2.

“Natural Gas Delivery Point” means the physical point at which Natural Gas is transferred to Haverhill by Sunoco, as shown on Exhibit A.

“Natural Gas Meter” has the meaning set forth in Section 5.4.

“Natural Gas Sparging Meters” has the meaning set forth in Section 7.1.4.

“Nominated Steam Amount” has the meaning set forth in Section 3.2.

“One Hour Average Steam Mass Reading” has the meaning set forth in Section 3.9.1(a).

“One Meter One Hour Average Mass Steam Reading” has the meaning set forth in Section 3.10.1.

“Parties” means both Haverhill and Sunoco.

“Party” means either Haverhill or Sunoco, depending upon the context in which the term is used.

“Person” means any individual, corporation (including any non-profit corporation), firm, joint venture, general or limited partnership, limited liability company, trust, estate, organization, association, labor union or any other entity or governmental department or agency.

“Planned Total Steam Outage” has the meaning set forth in Section 3.7(b).

“Prudent Chemical Plant Practice” means the practices, methods and acts engaged in or approved by a significant portion of the chemical industry manufacturing phenol, or related derivatives that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time the decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. In addition, where applicable, Prudent Chemical Plant Practice shall include practices, methods and acts engaged in or approved by a significant portion of the engineering industry that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time the decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition.

“Prudent Coke Plant Practice” means the practices, methods and acts engaged in or approved by a prudent operator of the proprietary heat recovery technology utilized at the Coke Plant that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time the decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. In addition, where applicable, Prudent Coke Plant Practice shall include practices, methods and acts engaged in or approved by a significant portion of the engineering industry that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time the decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition.

“PSIG” means pounds per square inch gauge.

“Renewal Term” has the meaning set forth in Section 2.2.

“Representatives” means, as applicable, the officers, directors, employees and agents of each Party.

“Reservation Fee Adjustment” has the meaning set forth in Section 7.1.3.

“River Water” means untreated river water obtained by Sunoco from the Ohio River.

“River Water Delivery Point” means the physical point at which the interconnection is made between the River Water transportation system of Sunoco and the River Water transportation system of Haverhill, located at the property line as shown on Exhibit A.

“Section(s)” are the sections and subsections of the articles contained in this Agreement.

“Sparge” or “Sparging” means the injection of Natural Gas by Haverhill into the common tunnels of the Coke Plant at the height of the boiler inlet duct as a means of augmenting the temperature of the coke oven flue gas and thereby supplying additional heat to the Coke Plant’s steam generation system.

“Sparging Generated Steam” has the meaning set forth in Section 3.4.

“Sparging Efficiency Factor” means the incremental steam generated (in thousands of pounds) from all five HRSGs at the Coke Plant (Phase I) divided by the Natural Gas consumed in Sparging (in decatherms). The current Sparging Efficiency Factor is 0.40; provided, however, the Parties agree to periodically test and verify the Sparing Efficiency Factor.

“Steam” is saturated steam meeting the Steam Specifications, and that is delivered by Haverhill to Sunoco (subject to the Maximum Steam Obligation) and received by Sunoco from Haverhill at the Steam Delivery Point.

“Steam Capacity Reservation Fee” is eight million six hundred and eighty thousand dollars ($8,680,000.00).

“Steam Condensing Facilities” means the equipment located at the Chemical Plant, as shown on Exhibit A, which is used by Sunoco to condense steam.

“Steam Delivered (Daily Average)” has the meaning set forth in Section 3.9.2(b).

“Steam Delivered (Hourly)” has the meaning set forth in Section 3.9.2(a).

“Steam Delivery Point” means the physical point at which the interconnection is made between the steam transportation system of Sunoco and the steam transportation system of Haverhill, located at the property line as shown on Exhibit A.

“Steam Delivery Shortfall” has the meaning set forth Section 3.12.

“Steam Delivery Shortfall Penalty” has the meaning set forth in Section 3.12.

“Steam Delivery Shortfall Penalty Amount” is, in respect of each Steam Delivery Shortfall Penalty, an amount, in dollars, calculated in accordance with the following formula:

For 2011 Contract Year:	Steam Delivery Shortfall Penalty Amount	=	Daily Average Steam Delivery Shortfall Amount * Steam Price * 24

For 2012 Contract Year:	Steam Delivery Shortfall Penalty Amount	=	1.5 * Daily Average Steam Delivery Shortfall Amount * Steam Price * 24

For 2013 Contract Year and any Renewal Term:	Steam Delivery Shortfall Penalty Amount	=	2.0 * Daily Average Steam Delivery Shortfall Amount * Steam Price * 24

As used herein: “Daily Average Steam Delivery Shortfall Amount” equals (in thousands of pounds per hour) the difference between (i) the lesser of (x) the Steam Delivery Shortfall Penalty Threshold (in thousands of pounds per hour) and (y) the Nominated Steam Amount (in thousands of pounds per hour), minus (ii) the Steam Delivered (Daily Average) during each day of the Steam Delivery Shortfall; provided, that if the Daily Average Steam Delivery Shortfall Amount is less than zero (0), the Daily Average Steam Delivery Shortfall Amount shall be zero (0). Such Steam deliveries shall be measured in thousands of pounds per hour.

“Steam Delivery Shortfall Penalty Threshold” means three hundred thousand (300,000) pounds of Steam per hour, except for periods (as described in Section 3.7(a)) during which HRSG scheduled maintenance occurs. For periods during which such scheduled HRSG maintenance occurs, the Steam Delivery Shortfall Penalty Threshold means two hundred thirty thousand (230,000) pounds of Steam per hour.

“Steam Flow Meter(s)” has the meaning set forth in Section 3.8.1.

“Steam Monitor Instruments” means collectively the Steam Flow Meters and the Steam Pressure Instrument and the Steam Temperature Instrument.

“Steam Pressure Instrument” has the meaning set forth in Section 3.8.1.

“Steam Price” has the meaning set forth in Section 7.1.2.

“Steam Shortfall Cost” is, in respect of each Steam Delivery Shortfall, an amount, in dollars, calculated in accordance with the following formula:

Steam Shortfall Cost         =         Steam Delivery Shortfall Amount * Steam Price

As used herein: “Steam Delivery Shortfall Amount” equals the difference between (i) the Nominated Steam Amount (in thousands of pounds per hour) minus (ii) the Steam Delivered (Hourly) for each hour during a Steam Delivery Shortfall. Such Steam deliveries shall be measured in thousands of pounds per hour.

“Steam Specifications” has the meaning set forth in Section 3.6.

“Steam Temperature Instrument” has the meaning set forth in Section 3.8.1.

“Sunoco Computer System” means the Sunoco DCS computer system presently in use at the Chemical Plant, or any subsequent computer system installed by Sunoco at or in respect of the Chemical Plant, with similar functionality.

“Sunoco” means Sunoco, Inc. (R&M), a Pennsylvania corporation, with an address at 1735 Market Street, Suite LL, Philadelphia, PA 19103-7583.

“Termination Charges” has the meaning set forth in Section 10.4.

“Sunoco Payment Default” has the meaning set forth in Section 10.2.1.

“Sunoco’s Performance Default” has the meaning set forth in Section 10.2.1.

“Supplemental Steam” has the meaning set forth in Section 3.3.

“Term” has the meaning set forth in Section 2.2.

“Transporter” means the Person(s) owning the pipeline(s) or gathering line(s) engaged by or on behalf of Sunoco to deliver Natural Gas to the Chemical Plant.

“Water Meter” has the meaning set forth in Section 4.1.

“Water Registration” means the water registration held by Sunoco dated August 22, 1996, and any successor registration or permit.

“Written” or “in Writing” mean any form of written communication made by means of fax, e-mail, overnight courier, or registered or certified mail (postage prepaid and return receipt requested), and shall be deemed to have been duly given or made when (i) delivered if given in person, (ii) deposited in the mail if sent by certified or registered mail, return receipt requested, postage prepaid, or (iii) transmitted if sent by fax or e-mail and properly addressed to the Parties as indicated in Section 13.2 of this Agreement.

1.2 Interpretation. Each reference herein to a particular Person shall include a reference to such Person’s successors and permitted assigns. A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms. A reference to Laws includes any amendment or modification thereto. The words “herein,” “hereof,” “hereunder,” “hereto,” and words of like import shall refer to this Agreement as a whole and not any particular article, section or subdivision of this Agreement. A reference to an Article, Section or Exhibit is a reference to the Article, Section, or Exhibit of this Agreement unless otherwise indicated. In this Agreement, the singular includes the plural and the plural includes the singular, and the words “including,” “include” and “includes” shall be deemed to be followed by the words “without limitation.”

ARTICLE 2

DURATION

2.1 Initial Term. The initial term shall commence as of the Effective Date and shall continue in effect through December 31, 2013 (the “Initial Term”).

2.2 Renewal Terms. After the Initial Term, this Agreement shall renew automatically on a year-to-year basis (each such one (1) year renewal period a “Renewal Term”), with each such Renewal Term beginning January 1 and ending December 31 of each applicable year, unless either Party elects to terminate this Agreement by giving prior written notice to the other Party at least two (2) years prior to the expiration of the Initial Term or any Renewal Term. (The Initial Term and any Renewal Term shall be collectively referred to as the “Term”).

ARTICLE 3

STEAM SUPPLY

3.1 Steam Obligations. During the Term of this Agreement, except for twelve thousand (12,000) pounds per hour which Haverhill currently uses for soot blowing at the Coke Plant, Haverhill shall deliver all of the Steam produced at the Coke Plant (Phase I) to Sunoco at the Steam Delivery Point and Sunoco shall take delivery of and either consume or condense all such Steam. Notwithstanding the foregoing, if to the extent that the Steam Condensing Facilities reach their capacity, the Parties agree to work together to address how to process the Steam in excess of the limits of the Steam Condensing Facilities. Notwithstanding the foregoing, nothing in this Agreement shall restrict Sunoco from producing or procuring steam for any purpose, in any amount or quality from its own facilities or from any third party, in excess of the Maximum Steam Supply Obligation or as necessary to supplement Steam provided by Haverhill under this Agreement.

3.2 Monthly Nomination. By providing Haverhill Written notice thereof on or before the fifteenth (15th) Business Days of each Month, Sunoco shall nominate the amount of Steam between the Anticipated Minimum Steam Amount and the Maximum Steam Supply Obligation it desires to source from Haverhill for its production process in the upcoming Month (the “Nominated Steam Amount”). For the avoidance of doubt, the Nominated Steam Amount shall include the Steam necessary for Sunoco to operate the Steam Condensing Facilities. If Haverhill reasonably believes it will be unable to provide the Nominated Steam Amount, Haverhill shall notify Sunoco within five (5) Business Days of receipt of Sunoco’s nomination. Such notification will set forth the amount of Steam Haverhill reasonably believes it will be able to provide during the upcoming Month; provided, that such notification shall be for operational purposes only and any Steam Delivery Shortfalls shall be calculated based upon the Nominated Steam Amount.

3.3 Excess Steam. The Parties acknowledge that as a result of the production process at the Coke Plant (Phase I), in some cases Haverhill will produce and deliver Steam in excess of the Nominated Steam Amount (“Excess Steam”) and Sunoco shall either consume or condense (subject to Section 3.13) such Excess Steam.

3.4 Sparging. If Sunoco desires additional Steam in excess of the Nominated Steam Amount and any Excess Steam then being delivered, Sunoco may request that Haverhill Sparge in order to produce additional Steam. If Haverhill elects to Sparge at such request, then Haverhill shall not be obligated to pay for the Natural Gas used in Sparging to produce such additional Steam and such additional Steam shall be delivered to Sunoco at no cost based upon the Sparging Efficiency Factor. The additional Steam produced by Sparging in accordance with this Section (“Sparging Generated Steam”) will be calculated using the following formula (in thousands of pounds):

Sparging Generated Steam	=	the decatherms of Natural Gas used in Sparging in accordance with Section 3.4 * the Sparging Efficiency Factor

The Parties shall cooperate to improve Sparging efficiency; provided, that any material expenditure of capital or cost for such improvements shall be borne by the Parties based upon the allocation of the received benefit of such improvements (subject to the agreement of the Parties). To reflect improvement to the Sparging efficiency, the Parties shall, periodically, update the Sparging Efficiency Factor by mutual Written agreement.

3.5 Supplemental Steam. If, as a result of improvements at the Coke Plant (Phase I), Haverhill is able to consistently produce Steam in excess of the Maximum Steam Supply Obligation (“Supplemental Steam”), Haverhill shall, before using such Supplemental Steam for other purposes, offer such Supplemental Steam to Sunoco for use at the Chemical Plant. Such offer shall be in Writing and set forth the amount of Supplemental Steam available. Sunoco shall have thirty (30) days in which to review and accept the offer in Writing to Haverhill. If Sunoco fails to respond in Writing within such thirty (30) day period, the offer shall be deemed to have been rejected and Haverhill may use such Supplemental Steam for such other purposes as its sees fit. If Sunoco accepts the offer, the Parties shall amend this Agreement in Writing to (a) increase the Maximum Steam Supply Obligation by the amount of Supplemental Steam available, (b)

increase the Steam Capacity Reservation Fee by an amount representing the value of the Supplemental Steam provided on an annual basis and (c) increase the point at which the Steam Delivery Shortfall Penalty Amount is applied. In no event shall Haverhill be obligated to provide the Supplemental Steam until such time as the Parties have executed the requisite amendment to this Agreement. If the Parties are unable to agree in good faith to an amendment to this Agreement within sixty (60) days of Haverhill’s initial offer of the Supplemental Steam, such offer shall be deemed rejected and Haverhill may use such Supplemental Steam for such other purposes as its sees fit. In the event that Sunoco rejects the Supplemental Steam, Haverhill’s right to use such Supplemental Steam for other purposes shall be subject to the requirement that Haverhill return steam condensate resulting from the use of such Supplemental Steam to Sunoco.

3.6 Steam Specifications. All Steam supplied hereunder shall conform to the following specifications (the “Steam Specifications”):

(a) Pressure and Temperature. Because Sunoco controls certain variables which directly impact steam pressure and temperature, including feed water pressure, feed water temperature, load (steam flow rate), and the condensing station operation, Haverhill cannot be held unilaterally responsible for the pressure or temperature of the Steam delivered under this Agreement. However, Haverhill acknowledges that its HRSGs are designed to provide steam at four hundred sixty (460) PSIG and produce Steam at saturation temperature. To the extent that Steam pressure or temperature fall outside the reasonably optimal range for the operation of the Chemical Plant and the Coke Plant (Phase I), the Parties shall cooperate and take all such commercially reasonable steps necessary to reasonably optimize Steam pressure and/or temperature; provided, however, that in no event shall such commercially reasonable steps include the incurrence of a capital expense or materially increase the cost of operating the Chemicals Plant or the Coke Plant (Phase I) without corresponding economic adjustments to this Agreement which would require the consent of both Parties.

(b) Purity. Subject to the provision by Sunoco of Boiler Feed Water which meets the Boiler Feed Water Standards, Haverhill shall provide a maximum 0.5 PPM sodium carryover at each HRSG.

3.7 Maintenance Scheduling.

(a) Annual Maintenance. Not less than sixty (60) days prior to the commencement of each calendar year, Sunoco will provide Haverhill an expected schedule for Steam demand based on scheduled maintenance and other conditions at the Chemical Plant for the coming calendar year (the “Annual Steam Plan”). The Parties shall use commercially reasonable efforts to coordinate Sunoco’s scheduled Steam demand (as provided for in Section 3.2), with Haverhill’s scheduled maintenance of its HRSGs. Notwithstanding anything to the contrary contained in this Section, the Parties agree that total scheduled HRSG maintenance for all HRSGs shall not exceed twenty five (25) calendar days’ time during any single calendar year.

(b) Planned Total Steam Outage. During the Initial Term and periodically thereafter, approximately once every three years, during any Renewal Term, Haverhill will be required to shut down all of its HRSGs in order to upgrade, in the first instance, and maintain, thereafter, the FGD system at the Coke Plant (Phase I) (each a “Planned Total Steam Outage”). Haverhill shall use commercially reasonable efforts to keep any such Planned Total Steam Outage under ten (10) calendar days. Scheduling of any Planned Total Steam Outage will be set forth in Haverhill’s annual maintenance planning and coordinated with scheduled maintenance at the Chemical Plant. During a Planned Total Steam Outage, no Steam Delivery Shortfall Penalty shall apply and the Sunoco’s sole remedy shall be a reduction in the Steam Capacity Reservation Fee equal to twenty eight thousand dollars ($28,000) per day of the Planned Total Steam Outage.

3.7.4 Cooperation. Notwithstanding the Nominated Steam Amount, the Parties shall use reasonable efforts to balance daily and hourly Steam supply and demand and to accommodate unexpected and unscheduled operations and conditions. To this end, in the event of a Chemical Plant Disruption or a Force Majeure Event, Haverhill shall Sparge when requested to do so by Sunoco in order to support the safe and reliable operation of the Chemical Plant.

3.8 Measurement Instruments.

3.8.1 Steam Monitor Instruments. Haverhill has installed, at its cost, (i) two (2) meters to measure Steam flow at the existing pressure transmitters located as shown on Exhibit A, on the west side of the Sunoco boiler area steam header (each, a “Steam Flow Meter” and collectively, the “Steam Flow Meters”) and (ii) an instrument to measure Steam pressure located near the Steam Flow Meters (the “Steam Pressure Instrument”) and (ii) an instrument to measure Steam temperature each located near the Steam Flow Meters (the “Steam Temperature Instrument”). The Steam Flow Meters shall continuously measure the flow of Steam delivered from the Coke Plant (Phase I) to the Chemical Plant. The Steam Pressure Instrument and the Steam Temperature Instrument shall continuously measure the pressure and temperature of Steam delivered from the Coke Plant (Phase I) to the Chemical Plant. The Steam Flow Meters shall be calibrated to measure steam flow to an accuracy of not less than plus or minus two percent (+/- 2%). The Steam Pressure Instrument shall be calibrated to measure steam pressure to an accuracy of not less than plus or minus one percent (+/- 1%). The Steam Temperature Instruments shall be calibrated to measure steam temperature to an accuracy of not less than plus or minus five degrees Fahrenheit (+/- 5º F.). The Parties acknowledge that Haverhill has installed the required Steam Monitor Instruments.

3.8.2 Excess Steam Condensate Instruments. Haverhill shall install, at its cost, (i) a flow meter on the Excess Steam Condensate Return Line (the “Excess Steam Condensate Flow Meter”), and (ii) a temperature instrument on the Excess Steam Condensate Return Line (the “Excess Steam Condensate Temperature Instrument”), as shown on Exhibit A (each an “Excess Steam Condensate Instrument” and collectively, the “Excess Steam Condensate Instruments”). The Excess Steam Condensate Instruments shall continuously measure the flow and temperature of the condensed excess steam in the Excess Steam Condensate Return Line. The Excess Steam Condensate Flow Meter shall be calibrated to plus or minus two percent (+/- 2%). The Excess Condensate Temperature Instrument shall measure condensate temperature to accuracy of not less than plus or minus five degrees Fahrenheit (+/- 5º F.). The Parties acknowledge that Haverhill has installed the required Excess Steam Condensate Instruments.

3.9 Steam Calculations.

3.9.1 Steam Consumption Calculations. When both Steam Flow Meters are operable, the average reading of the Steam Flow Meters shall be used to determine the quantity of Steam delivered to Sunoco from Haverhill (in thousands of pounds). This average reading shall be established as follows:

(a) each hour, the average of the two Steam Flow Meters (adjusted for pressure and temperature) will be calculated by the Sunoco computer system (the “One Hour Average Steam Mass Reading”); and

(b) each day all of the One Hour Average Steam Mass Readings for such day shall be totaled (the “Daily Steam Consumption Quantity”); and

(c) Each Month, all of the Daily Steam Consumption Quantities occurring during such Month will be added together and that total, less the Excess Steam Condensate Return Credit, shall equal the quantity of Steam consumed by Sunoco for such Month (the “Monthly Steam Consumption Quantity”).

3.9.2 Steam Delivery Calculations.

(a) For determining whether there has been a Steam Delivery Shortfall, Steam delivered on an hourly basis shall be calculated based upon the One Hour Average Steam Mass Reading plus the quantity of Steam (in thousands of pounds per hour) condensed that hour by the Steam Condensing Facilities calculated pursuant to Section 3.9.3 (the “Steam Delivered (Hourly)”).

(b) For determining whether a Steam Delivery Shortfall Penalty has occurred on any given day, Steam delivered on a daily basis shall be calculated based upon the daily average of each day’s One Hour Average Steam Mass Readings plus the average quantity of Steam (in thousands of pounds per hour) condensed that day by the Steam Condensing Facilities calculated pursuant to Section 3.9.3 (the “Steam Delivered (Daily Average)”).

(c) For the avoidance of doubt, the Excess Steam Condensate Return Credit has no application in the determination of a Steam Delivery Shortfall or a Steam Delivery Shortfall Penalty.

3.9.3 Steam Condensing Calculations.

The steam condensing flow is determined using the three valve positions in relation to the control valve flow curves. The Parties shall cooperate to make this calculation as accurate as possible or otherwise improve the measurement of Steam Condensed by the Steam Condensing Equipment. No more than twice a Contract Year, at the request of Haverhill, Sunoco shall provide the supporting documentation necessary to validate the calculation.

3.10 Steam Monitor Instrument Failure.

3.10.1 Failure of One Steam Flow Meter. If only one Steam Flow Meter is operable, then the average one hour reading for that meter shall be established as follows: each hour, the average flow of the operating Steam Flow Meter (adjusted for pressure and temperature) will be calculated by the Sunoco Computer System (the “One Meter One Hour Average Steam Mass Reading”). For the period of time only one Steam Flow Meter is operable, this One Meter One Hour Average Steam Mass Reading will be substituted for the One Hour Average Steam Mass Reading to determine the Steam consumption in accordance with Section 3.9.1.

3.10.2 Failure of Both Steam Flow Meters. If both Steam Flow Meters are inoperable, then the quantity of Steam delivered during such occurrence shall be deemed to be the product of (i) the average pounds of Steam (measured in thousands of pounds) delivered per hour for the twenty four (24) hour period that immediately precedes such occurrence, adjusted for any known changes in Sunoco’s Steam consumption, and during which all of the heat recovery steam generators within the Coke Plant (Phase I) were continuously operating and (ii) the duration in hours (rounded to the nearest minute) of such failure.

3.10.3 Inaccuracy of Steam Flow Meters. If the two Steam Flow Meters are not measuring Steam to within an accuracy of 5% or less of each other, then Sunoco will in good faith and in accordance with Prudent Chemical Plant Practice identify which Steam Flow Meter most closely tracks the One Hour Average Steam Mass Reading during recent periods of similar Steam demand, and the One Meter One Hour Average Steam Mass Reading for such Steam Flow Meter will be substituted for the One Hour Average Steam Mass Reading to determine the Steam consumption in accordance with Section 3.9.1 for the time period during which the 5% or greater inaccuracy occurs.

3.11 Maintenance and Calibration.

3.11.1 Steam Monitor Instruments. Sunoco shall maintain, repair, calibrate and, as applicable, replace, at its sole cost and expense, the Steam Flow Meters and the Steam Temperature and Pressure Instruments, as reasonably required to maintain accurate measurements of Steam flow, pressure and temperature. Each Steam Monitor Instrument shall be calibrated (i) at the frequency recommended by its manufacturer or, if no manufacturer’s recommendation exists, at the frequency established by Prudent Chemical Plant Practice; and (ii) in any event not less than once per year. Sunoco will inform Haverhill no less than twenty-four (24) hours prior to commencement of each such calibration so that Haverhill Representatives may witness such calibration. If upon being calibrated, any Steam Monitor Instrument is found to be inaccurate or to be in error, such Steam Monitor Instrument shall be promptly adjusted to record measurements correctly. If any Steam Monitor Instrument is found to be inaccurate upon such calibration or testing by an amount exceeding two percent (2%), any previous recordings by such Steam Monitor Instrument shall be corrected according to the percentage of inaccuracy so found with the assumption that such inaccuracy began at a point in time midway between the testing or calibration date and the last previous date at which the equipment was tested or calibrated, unless there is a factual basis for a different time for beginning the period of inaccuracy. Absent Manifest Error, and subject to the foregoing, such measurements shall be binding and conclusive on the Parties.

3.11.2 Excess Steam Condensate Instruments. Sunoco shall maintain, repair, calibrate and, as applicable, replace, at its sole cost and expense, the Excess Steam Condensate Instruments required to maintain accurate measurements of condensate flow and temperature. The Excess Steam Condensate Instruments shall be calibrated (i) at the frequency recommended by its manufacturer or, if no manufacturer’s recommendation exists, at the frequency established by Prudent Chemical Plant Practice; and (ii) in any event not less than once per calendar year. Sunoco will inform Haverhill no less than twenty-four (24) hours prior to the commencement of each such calibration so that Haverhill Representatives may witness such calibration. If upon being calibrated, an Excess Steam Condensate Instrument is found to be inaccurate or to be in error, such Excess Steam Condensate Instrument shall be promptly adjusted to record measurements correctly. If any Excess Steam Condensate Instrument is found to be inaccurate upon such calibration or testing by an amount exceeding two percent (2%), any previous recordings by such Excess Steam Condensate Instrument shall be corrected according to the percentage of inaccuracy so found with the assumption that such inaccuracy began at a point in time midway between the testing or calibration date and the last previous date at which the equipment was tested or calibrated, unless there is a factual basis for a different time for beginning the period of inaccuracy. Absent Manifest Error, and subject to the foregoing, such measurements shall be binding and conclusive on the Parties.

3.11.3 Natural Gas Sparging Meters. Haverhill shall maintain, repair, calibrate and, as applicable, replace, at its sole cost and expense, the Natural Gas Sparging Meters required to maintain accurate measurements of the Natural Gas used for Sparging. The Natural Gas Sparging Meters shall be calibrated (i) at the frequency recommended by its manufacturer or, if no manufacturer’s recommendation exists, at the frequency established by Prudent Coke Plant Practice; and (ii) in any event not less than once per calendar year. Haverhill will inform Sunoco no less than twenty-four (24) hours prior to the commencement of each such calibration so that Sunoco Representatives may witness such calibration. If upon being calibrated, any of the Natural Gas Sparging Meters are found to be inaccurate or to be in error, such Natural Gas Sparging Meter shall be promptly adjusted to record measurements correctly. If a Natural Gas Sparging Meter is found to be inaccurate upon such calibration or testing by an amount exceeding two percent (2%), any previous recordings by such Natural Gas Sparging Meter shall be corrected according to the percentage of inaccuracy so found with the assumption that such inaccuracy began at a point in time midway between the testing or calibration date and the last previous date at which the equipment was tested or calibrated, unless there is a factual basis for a different time for beginning the period of inaccuracy. Absent Manifest Error, and subject to the foregoing, such measurements shall be binding and conclusive on the Parties.

3.11.4 Other Steam Equipment. Sunoco shall maintain and, as necessary, replace, at its sole cost and expense, the steam line and related equipment located on property owned by Sunoco utilized by it to receive Steam hereunder. Haverhill shall maintain and, as necessary, replace, at its sole cost and expense, the steam line and related equipment located on land owned by Haverhill utilized by it to deliver Steam hereunder.

3.12 Steam Delivery Shortfalls. Except to the extent caused by a Chemical Plant Disruption or a Force Majeure Event, if Haverhill fails to deliver the Nominated Steam Amount to the Steam Delivery Point (based upon the One Hour Average Steam Mass Reading) a steam delivery shortfall shall have been deemed to have occurred (each a “Steam Delivery Shortfall”). The occurrence of a Steam Delivery Shortfall shall result in a one-time reduction of the Steam Capacity Reservation Fee for the given year equal to the Steam Shortfall Cost of such Steam Delivery Shortfall. In addition, if Steam delivered during any Steam Delivery Shortfall is below the Steam Delivery Shortfall Penalty Threshold (based upon the Steam Delivered (Daily Average)), Haverhill will incur an additional penalty (each a “Steam Delivery Shortfall Penalty”) equal to the Steam Delivery Shortfall Penalty Amount, which shall be offset amounts due for Steam under this Agreement. Except as specifically set forth in Section 10.1.1, the foregoing shall be Sunoco’s sole remedy for Haverhill’s failure to provide the Nominated Steam Amount under this Agreement.

3.13 Steam Condensing Facilities. Sunoco shall condense using the Steam Condensing Facilities any Steam delivered by Haverhill not otherwise consumed in the manufacturing process of the Chemical Plant subject to the capacity of the Steam Condensing Facilities which can only condense up to two hundred twenty five thousand pounds (225,000) of steam per hour. Sunoco will return the output of such condensing to Haverhill as Boiler Feed Water.

3.14 Drip Leg Condensate and Boiler Blowdown Water. Sunoco shall manage all Drip Leg Condensate and Boiler Blowdown Water.

ARTICLE 4

WATER SUPPLY

4.1 Haverhill Meter Installation, Calibration, Maintenance and Repair Obligations. Haverhill shall install, maintain and, as applicable, replace at its sole cost and expense, the water meters that measure Boiler Feed Water and River Water as shown on Exhibit A (each, a “Water Meter”). Each such Water Meter shall be calibrated (i) in accordance with the frequency recommended by its manufacturer or, if no manufacturer’s recommendation exists, then at the frequency established by accepted industry standards; and (ii) in any event not less than once per year. All measurements under this Section shall be made available by Haverhill to Sunoco in a manner and at intervals reasonably acceptable to the Parties. Haverhill will inform Sunoco no less than twenty-four (24) hours prior to the time of any calibrations so that Sunoco Representatives may witness the calibrations. If, upon calibration, any Water Meter is found to be inaccurate or to be in error, then that Water Meter shall be promptly adjusted to record measurements correctly. Absent Manifest Error, but subject to the foregoing, such measurements shall be binding and conclusive on the Parties. The Parties acknowledge that Haverhill has installed each of the required Water Meters.

4.2 Other Water Equipment. Sunoco shall install, maintain and, as applicable, replace at its sole cost and expense the water lines and related equipment located on the Chemical Plant, as shown on Exhibit A, that are utilized to deliver, as applicable, Boiler Feed Water and River Water from the Chemical Plant to the Coke Plant. Haverhill shall install, maintain and, as applicable, replace at its sole cost and expense the water lines and related equipment located on the Coke Plant, as shown on Exhibit A, that are utilized to receive, as applicable, Boiler Feed Water and River Water from the Chemical Plant to the Coke Plant. The Parties acknowledge that the water lines and related equipment required by this Section 4.2 have been installed.

4.3 Water Supply. Throughout the Term and, as applicable, each Renewal Term, Sunoco shall deliver, subject at all times to the terms of the Water Registration, and at no cost, to the Coke Plant:

4.3.1 Boiler Feed Water. Solely for use at the Coke Plant (Phase I), Sunoco shall make Boiler Feed Water which consistently meets the Boiler Feed Water Standards (Current) available to Haverhill at the Boiler Feed Water Delivery Point; provided, however, that occasional failures to meet the Boiler Feed Water Standards (Current) shall not be an event of default under this Agreement so long as Sunoco is operating in accordance with Prudent Chemical Plant Practice and working to bring the Boiler Feed Water back into compliance. The Parties agree to cooperate to improve the Boiler Feed Water so that the Boiler Feed Water provided under this Section shall meet the Boiler Feed Water Standards (Target), or such other standards agreed upon by the Parties; provided, that any material expenditure of capital or cost for improvements to the Boiler Feed Water shall be shared between the Parties based upon the allocation of the received benefit of such improvements (subject to the agreement of the Parties). To reflect improvement to the Boiler Feed Water, the Parties shall, periodically, implement new Boiler Feed Water Specifications by mutual Written agreement. Boiler Feed Water shall be provided at a flow rate nominally between eight hundred twenty five (825) GPM and one thousand fifty (1050) GPM, with a target average of nine hundred thirty (930) GPM. Any changes by Haverhill in process piping that could impact the flow rate must be approved in advance by Sunoco in Writing.

4.3.2 River Water. Solely for use at the Coke Plant, Sunoco shall make River Water available to Haverhill at the River Water Delivery Point. River Water shall be provided at a flow rate of nominally between two hundred fifty (250) GPM and nine hundred thirty (930) GPM, with a daily average flow rate not to exceed four hundred eighty (480) GPM, unless approved by Sunoco. Any changes by Haverhill in process piping at the Coke Plant that could impact the flow rate must be approved in advance by Sunoco in Writing. In the event of an outage of the River Water supplied by Sunoco, Haverhill has installed a backup system to provide water to the Coke Plant.

4.4 Water Limitations. The Parties acknowledge that all Boiler Feed Water and River Water supplied to Haverhill will be obtained by Sunoco under the Water Registration and that the availability of Boiler Feed Water and River Water is subject to the Water Registration. Haverhill shall report to Sunoco the amount of River Water used each Month no later than the fifteenth day of the subsequent Month. In the event that the total consumption of water by Sunoco and Haverhill exceeds the total amount of water that can be obtained in accordance with the Water Registration, Haverhill shall reduce its water intake to allow Sunoco to be in compliance with the Water Registration. In no event shall Haverhill’s consumption of River Water exceed a maximum of 930 GPM, or a daily average of 480 GPM per day, without the prior approval of Sunoco. If any Governmental Authority shall require Haverhill to obtain a separate permit for water, the Parties shall negotiate in good faith appropriate amendments to the water delivery requirements under this Article, provided, however, that Haverhill shall not seek any reduction in Sunoco’s rights to obtain water in applying for its own water registration or permit.

4.5 Water Treatment. Sunoco will contract and pay for water treatment services for the Boiler Feed Water and Boiler Blowdown Water, and Sunoco shall be responsible for the purchase of water treatment chemicals reasonably necessary for such services. Each Party shall add and manage the addition of water treatment chemicals to its equipment as recommended by the water treatment service provider at its own expense. Without limiting the foregoing, Sunoco shall install and maintain amine feed and storage equipment at the Chemical Plant at Sunoco’s expense, and shall add amines as recommended by the water treatment service. Unless otherwise agreed to between the Parties, Parties agree to use the same provider for the water treatment services required hereunder.

ARTICLE 5

NATURAL GAS SUPPLY

5.1 Natural Gas Supply. Throughout the Initial Term, and as applicable, each Renewal Term, Sunoco shall supply to Haverhill and Haverhill shall accept from Sunoco, Natural Gas in accordance with the following provisions:

5.1.1 Supply of Natural Gas. Sunoco will supply Natural Gas to Haverhill during each Month in the amounts nominated by Haverhill pursuant to Section 5.3.

5.1.2 Natural Gas Costs. Haverhill shall reimburse Sunoco for all third party charges directly incurred by Sunoco in respect of Natural Gas supplied to Haverhill under this Article (namely, the price paid by Sunoco for such Natural Gas f.o.b. the Chemical Plant) including any related taxes, fees, and charges (“Natural Gas Costs”), except as may be otherwise agreed by the Parties in respect of Sparging requesting by Sunoco in accordance with Section 3.4. Haverhill expressly acknowledges that Natural Gas Costs include all third party charges in the nature of a penalty, take-or-pay charge, or excess usage costs in respect of Natural Gas nominated by Haverhill that Sunoco incurs, and which are attributable to the misconduct or negligence of Haverhill (including Haverhill’s failure to accept Natural Gas nominated by Haverhill or use of Natural Gas in excess of amounts nominated by Haverhill).

5.2 Discretion of Sunoco. Nothing in this Agreement shall restrict Sunoco’s discretion in procuring Natural Gas to comply with Sunoco’s obligations under this Agreement or for operations of the Chemical Plant.

5.3 Natural Gas Nominating Procedure. Sunoco and Haverhill will comply with the following procedures for nominating the quantity of Natural Gas to be supplied by Sunoco to Haverhill:

5.3.1 Monthly Nomination. On or before twelve (12) Business Days prior to the first Business Day of the next Month, Haverhill will provide Sunoco with a nomination specifying the estimated amount of Natural Gas to be supplied and delivered to Haverhill by Sunoco for each day during such Month.

5.3.2 Nomination Limitation. Sunoco shall not be required to supply more than such Natural Gas as is needed for Sparging, plus an additional amount for other operations at the Coke Plant (which other amount shall not exceed 20,000 decatherms per Month).

5.4 Natural Gas Delivery and Metering. All Natural Gas supplied by Sunoco to Haverhill shall be delivered at the Natural Gas Delivery Point. Such Natural Gas deliveries shall be measured by the Natural Gas meter, which is located within the Chemical Plant at the Natural Gas Delivery Point as shown on Exhibit A (the “Natural Gas Meter”). The Natural Gas Meter shall be calibrated (i) at the frequency recommended by its manufacturer or, if no manufacturer’s recommendation exists, at the frequency established by Prudent Chemical Plant Practice; and (ii) in any event not less than once per calendar year. Sunoco will inform Haverhill no less than twenty-four (24) hours prior to the time of each calibration so that Haverhill Representatives may witness such calibrations. If, upon calibration the Natural Gas Meter is found to be inaccurate or to be in error, then it shall be promptly recalibrated to record measurements correctly.

5.5 Separate Natural Gas Supply. In the event that (i) this Agreement is assigned or otherwise transferred to an entity other than an Affiliate of Haverhill, or (ii) a Governmental Authority determines that Sunoco is a public utility or a natural gas company, Sunoco may, in its sole discretion, require Haverhill (or the entity to which the Agreement has been assigned or otherwise transferred) to procure a separate supply of Natural Gas at the sole expense of Haverhill in the event of such a determination by a Governmental Authority) or such entity (in the event of such an assignment or transfer), and Sunoco’s obligations under this Article 5 shall be terminated. For the avoidance of doubt, the Parties acknowledge and agree that termination of Sunoco’s obligations as set forth in the preceding sentence following assignment or transfer by Haverhill or such determination(s) by a Governmental Authority shall in no way alter or affect the Parties’ other obligations under this Agreement (including, without limitation, Article 3).

ARTICLE 6

TITLE AND RISK OF LOSS

6.1 Steam. Title to and risk of loss with respect to all Steam will pass to and rest in Sunoco upon such Steam being made available to Sunoco at the Steam Delivery Point in accordance with the terms of this Agreement. Haverhill shall bear the risk of loss with respect to Steam until its delivery to the Steam Delivery Point.

6.2 Water. Title to and risk of loss with respect to Boiler Feed Water and River Water will pass to and rest in Haverhill upon such Boiler Feed Water and River Water being made available to Haverhill at (as applicable) the Boiler Feed Water Delivery Point and the River Water Delivery Point, in accordance with the terms of this Agreement. Sunoco shall bear the risk of loss with respect to Boiler Feed Water and River Water until its delivery to the applicable delivery point.

6.3 Natural Gas. Title to and risk of loss with respect to Natural Gas nominated by Haverhill will pass to and rest in Haverhill upon such Natural Gas being made available to Haverhill at the Natural Gas Delivery Point in accordance with the terms of this Agreement.

ARTICLE 7

CONTRACT PRICE AND PAYMENT

7.1 Compensation Payable by Sunoco to Haverhill.

7.1.1 Sunoco Monthly Steam Payments. Sunoco shall pay to Haverhill during each Month transpiring during the Term, an amount equal to (the “Monthly Steam Fee”):

(a) The product of (i) the Monthly Steam Consumption Quantity less, as applicable, any Sparging Generated Steam produced during such Month (rounded to nearest thousand pounds), multiplied by (ii) the Steam Price minus, as applicable,

(b) The sum of any Steam Delivery Shortfall Penalty Amounts in respect of that Month.

7.1.2 Steam Price. During the Term of the Agreement (including any Renewal Terms), the contract price for Steam and, as applicable, Excess Steam is three dollars and thirty five cents ($3.35) per thousand (1,000) pounds of Steam (the “Steam Price”).

7.1.3 Steam Capacity Reservation Fee. Within thirty (30) days after the conclusion of each of the Contract Years, Sunoco shall pay to Haverhill an amount equal to the Steam Capacity Reservation Fee, minus the sum of the (i) each Monthly Steam Fee in respect of the applicable Contract Year, (ii) all Steam Shortfall Costs incurred in respect of the applicable Contract Year and (iii) all Steam Delivery Shortfall Penalty Amount incurred in respect of the applicable Contract Year, (collectively, the “Reservation Fee Adjustment”). If the Reservation Fee Adjustment results in an amount that is zero or less than zero, then no payment in respect of the Steam Capacity Reservation Fee shall be payable by Sunoco to Haverhill.

7.1.4 Natural Gas Costs. For each Month after the Effective Date of this Agreement, Haverhill shall pay Sunoco the Natural Gas Costs incurred under Article 5 during that Month, less any Natural Gas Costs incurred as result of Sparging at the request of Sunoco calculated at Natural Gas Meters located at the at the Natural Gas line dedicated to Sparging (the “Natural Gas Sparging Meters”).

7.2 Terms of Payment; Invoicing. Within five (5) Business Days following the last calendar day of each Month transpiring after the Effective Date, Sunoco shall transmit to Haverhill (a) a steam report (a “Monthly Steam Report”) substantially in the form attached hereto as Exhibit C, and (b) an invoice for all amounts due Sunoco from Haverhill under this Agreement, including all amounts due under Section 7.1.4. Within five (5) Business Days following receipt of the Monthly Steam Report and invoice from Sunoco, Haverhill shall transmit to Sunoco an invoice for all amounts due Haverhill from Sunoco under this Agreement. Amounts invoiced by either Party shall be due and payable in full in immediately available funds (or other form agreed to in Writing by the Parties) by the fifteenth (15th) Business Day of each Month. Except for each Haverhill Payment Default or Sunoco Payment Default (which shall accrue interest at the Default Interest Rate), each payment shall accrue interest at the Interest Rate from the due date until paid. A Party may object to all or part of any invoice, provided such objection is made in Writing within 90 days after the date the payment in question is due. Each Party shall timely pay the disputed items in full pending resolution of the dispute but payment of any invoice shall not constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any payment dispute. Any dispute that is not otherwise resolved within 60 days of the delivery of notice disputing a payment shall be resolved in accordance with the dispute resolution procedures set forth in Article 11.

7.3 Sales and Similar Taxes. If any tax is imposed by a Governmental Authority, whether characterized as personal property, sales, use, gross receipts, emission or similar tax, in respect of the production, sale or purchase of Steam or the transfer, sale or purchase of Natural Gas hereunder, then such tax shall be the financial responsibility of Sunoco (in respect of the production, sale or purchase of Steam) or Haverhill (in respect of the transfer, sale or purchase of Natural Gas hereunder except for Natural Gas used in Sparging pursuant to Section 3.4). With respect to any sales tax on Sunoco’s purchase of Steam hereunder, the number of Sunoco’s Direct Pay Permit is 98002350, and Sunoco will pay any sales or use tax due on its purchase of Steam hereunder directly to the State of Ohio. With respect to sales tax for Haverhill’s receipt of Natural Gas, Haverhill will promptly provide to Sunoco a Sales and Use Tax Exemption Certificate. If the Certificate identifies the respective purchases as less than 100% exempt, then Sunoco will separately itemize the sales tax on each applicable invoice issued to Haverhill. In that event, Sunoco will collect the invoiced sales tax from Haverhill, and remit same to the Governmental Authority.

ARTICLE 8

FORCE MAJEURE

8.1 Force Majeure Events. There shall be no breach or violation of this Agreement if either Party is prevented from fulfilling its obligations hereunder because of a Force Majeure Event. A Force Majeure Event shall mean any cause, occurrence or condition which wholly or partly prevents or delays the performance of obligations arising under this Agreement and which despite the exercise of due diligence is not within the reasonable control of the non-performing Party, and shall include, without limitation, an act of God, nuclear emergency, explosion, accident, fire, an act of declared or undeclared war, sabotage; mechanical breakdowns; a shortage of or inability to obtain energy, equipment, transportation, crude petrochemicals or other feed stocks; a curtailment of interstate pipeline capacity or operational flow orders by or on a Transporter, an invasion; an embargo; a revolution, terrorism; an unusually severe storm; a flood; lightning, an explosion; an earthquake; a civil disturbance; a riot; or restrictions, restraints or requirements imposed by law or by rule, regulation or order of governmental authorities, whether federal, state or local (each a “Force Majeure Event”). A Force Majeure Event does not include (1) the ability of Haverhill or Sunoco to sell or buy any of the materials transferred hereunder to a third party at a price or at terms more advantageous than the price or terms set forth in this Agreement or (2) an equipment failure resulting from a failure to operate or maintain the Chemical Plant in accordance with Prudent Chemical Plant Practice (in the case of Sunoco) or the Coke Plant in accordance with Prudent Coke Plant Practice (in the case of Haverhill).

8.2 Notice Obligations. If either Party is rendered wholly or partially unable to perform its obligations (other than any obligation to make any payment hereunder) under this Agreement because of a Force Majeure Event, that Party will provide the other Party with prompt written notice of the nature and an estimate of its expected duration of each Force Majeure Event and of the extent of its effect on such Party’s performance hereunder, and the Party giving the notice shall be excused from whatever performance is affected by such Force Majeure Event to the extent so affected.

8.3 Reasonable Efforts during Force Majeure Events. Each Party shall use commercially reasonable efforts (including, but not limited to, expending a sum of money that is reasonable considering the effects the continuation of such act or event would have on such Party) to limit the scope and duration of any Force Majeure Event, and to mitigate or limit damages to the other Party, including, but not limited to, restoring any damaged property necessary to fully reinstate the ability of the affected Party to carry out its obligations hereunder. Increased cost of performance shall not be considered in and of itself a Force Majeure Event. When a Party’s ability to perform is no longer suspended as a result of a Force Majeure Event, that Party’s obligations under this Agreement shall be reinstated.

ARTICLE 9

INDEMNIFICATION

9.1 INDEMNIFICATION. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS THE OTHER PARTY, ITS REPRESENTATIVES, AND AFFILIATES (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST CLAIMS OF ANY THIRD PARTY ARISING OUT OF, RELATED TO, OR RESULTING FROM PERSONAL INJURY, DEATH OR PROPERTY DAMAGE ARISING OUT OF OR RELATING TO THE NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFYING PARTY OR ITS REPRESENTATIVES RELATING TO THE INDEMNIFYING PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.

9.2 Waiver of Claims. For Claims that arise out of or relate to this Agreement, a) Haverhill waives all Claims against Sunoco (and its Affiliates and Representatives) for (i) personal injury to or death of Haverhill’s Representatives, and (ii) damage to or destruction or loss of tangible property that is owned or leased, as applicable, by Haverhill or its Affiliates or in which Haverhill or its Affiliates owns an interest, legal or beneficial, regardless of the acts, omissions, negligence or fault of Sunoco; and b) Sunoco waives all Claims against Haverhill (and its Affiliates and Representatives) for (i) personal injury to or death of Sunoco’s Representatives, and (ii) damage to or destruction or loss of tangible property that is owned or leased, as applicable, by Sunoco or its Affiliates or in which Sunoco or its Affiliates owns an interest, legal or beneficial, regardless of the acts, omissions, negligence or fault of Haverhill.

9.3 Waiver of Subrogation. Each Party shall secure waivers of subrogation from its insurers so that each insurer is bound by the Waiver of Claims under this Article 9.

9.4 Sunoco Release from Liability. Sunoco shall not be liable for any Claim of any kind or nature which Haverhill or its Affiliates or Representatives may sustain, incur or assume relating to Sunoco’s performance arising under or related to this Agreement, and Haverhill shall indemnify, defend and hold harmless Sunoco from any such Claim brought by Haverhill, its Affiliates or Representatives; provided however, that the foregoing provision shall not (i) affect or limit any of Sunoco’s payment obligations under this Agreement, (ii) apply to Sunoco’s obligation to indemnify Haverhill under this Article 9; or (iii) apply to the payment by Sunoco to Haverhill of the damages provided under Article 10.

9.5 Haverhill Release from Liability. Haverhill shall not be liable for Claims of any kind or nature which Sunoco, its Affiliates or Representatives may sustain, incur or assume arising under or related to this Agreement and Sunoco shall indemnify, defend and hold harmless Haverhill from any claim brought by Sunoco, its Affiliates or Representatives for any such Claim; provided, however that the foregoing provision shall not (i) affect or limit any of Haverhill’s payment obligations under this Agreement, (ii) apply to Haverhill’s obligation to indemnify Sunoco under this Article 9 or (iii) apply to the payment by Haverhill to Sunoco of the damages provided under Article 10.

9.6 Conditions Precedent. The Indemnifying Party’s obligations hereunder are subject to the following conditions: (i) the Indemnified Party shall provide the Indemnifying Party with reasonably prompt written notice of any Claims including a reasonably detailed description of the facts and circumstances relating to all such Claims and the basis for the demand for indemnification, and (ii) a complete copy of all notices, pleadings and other papers related thereto; provided, however, that failure promptly to give such notice or to provide such information and documents shall not relieve the Indemnifying Party of any indemnification obligation it may have hereunder unless such failure shall materially diminish such Indemnifying Party’s ability to respond to or to defend the Indemnified Party which failed to give such notice against such Claim.

9.7 Cooperation. The Indemnified Party and the Indemnifying Party shall consult and cooperate with each other regarding the response to and the defense of any Claim and the Indemnifying Party shall, upon its acknowledgment in Writing of its obligation to indemnify the Party seeking indemnification, be entitled to and shall assume the defense or represent the interests of the Indemnified Party, which right shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnified Party and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Indemnified Party, and such consent shall not be unreasonably withheld or delayed. Nothing herein shall prevent the Indemnified Party from retaining its own counsel and participating in its own defense at its own cost and expense. The Parties shall cooperate with each other in any notifications to insurers.

9.8 Failure to Defend Action. Should an Indemnified Party be entitled to indemnification under this Section and the Indemnifying Party fail to assume the defense of any corresponding Claims, the Indemnified Party shall, at the expense of the Indemnifying Party contest or, (with the prior written consent of such Indemnifying Party), settle such Claims; provided, however, that no such contest need be made, and settlement or full payment of any such Claims may be made without consent of the Indemnifying Party if, in the written opinion of the Indemnified Party’s counsel, any of such Claims are meritorious. In either case the Indemnifying Party shall remain obligated to indemnify each Indemnified Party under this Article 9.

9.9 Concurrent Fault. If any Claim arises, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of an Indemnified Party, or its Representatives, then the Indemnifying Party’s liability in respect of that Claim shall be limited to its proportionate degree of fault.

ARTICLE 10

DEFAULT AND TERMINATION

10.1 Haverhill Default.

10.1.1 Events of Default. Haverhill shall be in default of this Agreement in the event Haverhill shall fail to make a payment required hereunder within five (5) calendar days of delivery of Written notice from Sunoco that such payment is overdue (a “Haverhill Payment Default”) or if it is in material breach of this Agreement in respect of Article 3 and such breach has not been corrected, cured or remedied within thirty (30) calendar days after Written notice of such breach has been provided by Sunoco to Haverhill (a “Haverhill Performance Default”), provided, however, that if such breach cannot be cured or remedied within such thirty (30) calendar day period, and Haverhill (i) notifies Sunoco in Writing of such circumstance and sets forth in Writing the corrective action, including a good faith estimate of the time required to cure; (ii) commences such corrective action within five business days following the delivery of Written notice of such breach; (iii) continuously proceeds with the corrective action with due diligence and in good faith; and (iv) completes such corrective action within the time set forth in such notice or any extension thereof agreed to in Writing and in good faith by Sunoco, then Haverhill shall not be in default of this Agreement. Notwithstanding anything to the contrary in Section 3.12, a material breach shall also include Haverhill’s delivery of Steam falls below the Steam Delivery Shortfall Penalty Threshold for thirty (30) consecutive days in any Contract Year or excess of more than ninety (90) days in any Contract Year not otherwise caused by a Force Majeure Event or a Chemical Plant Disruption.

10.1.2 Payment Default. Upon the occurrence of a Haverhill Payment Default, each overdue payment in respect thereof shall accrue interest at the Default Interest Rate, and Haverhill shall provide reasonable assurances to Sunoco in respect of further payments by Haverhill to Sunoco under this Agreement; provided, however, such reasonable assurances shall include, without limitation, payment of such Haverhill Payment Default, plus accrued interest thereon, within thirty (30) calendar days following the commencement of such Haverhill Payment Default.

10.1.3 Remedies for Defaults. Upon the occurrence of a (i) Haverhill Payment Default for which Haverhill fails to provide reasonable assurances to Sunoco in respect of further payments by Haverhill to Sunoco under this Agreement, or (ii) Haverhill Performance Default which remains uncured, Sunoco may terminate this Agreement upon Written notice and shall have no obligation to pay the Steam Capacity Reservation Fee for the remainder of the Term. In the event of a termination under this section 10.1.3, Haverhill shall pay Sunoco as Sunoco’s sole remedy the sum of (y) any amounts due by Haverhill to Sunoco under this Agreement as of the effective date of its termination, which shall be due and payable upon the date of the termination; plus (z) seventeen million three hundred sixty thousand dollars ($17,360,000.000).

10.2 Sunoco Default.

10.2.1 Events of Default. Sunoco shall be in default of this Agreement in the event Sunoco fails to make a payment required hereunder within five (5) calendar days of the delivery of Written notice from Haverhill that such payment is overdue (an “Sunoco Payment Default”) or if it is in material breach of this Agreement in respect of Articles IV or V, and such breach has not been corrected, cured or remedied within thirty (30) calendar days after Written notice of such breach has been provided by Haverhill to Sunoco (an “Sunoco Performance Default”), provided, however, if such breach cannot be cured or remedied within such thirty (30) calendar day period, and Sunoco (i) notifies Haverhill in Writing of such circumstance and sets forth in Writing the corrective action, including a good faith estimate of the time required to cure; (ii) commences such corrective action within five business days following the delivery of Written notice of such breach; (iii) continuously proceeds with the corrective action with due diligence and in good faith; and (iv) completes such corrective action within the time set forth in such notice or any extension thereof agreed to in Writing in good faith by Haverhill, then Sunoco shall not be in default of this Agreement.

10.2.2 Payment Default. Upon the occurrence of an Sunoco Payment Default, each overdue payment in respect thereof shall accrue interest at the Default Interest Rate, and Sunoco shall provide reasonable assurances to Haverhill in respect of further payments by it to Haverhill under this Agreement; provided, however, such reasonable assurances shall include, without limitation, payment of such Sunoco Payment Default, plus accrued interest thereon, within thirty (30) calendar days following the commencement of such Sunoco Payment Default.

10.2.3 Other Defaults. Upon the occurrence of a (i) Sunoco Payment Default for which Sunoco fails to provide reasonable assurances to Haverhill in respect of further payments by Sunoco to Haverhill under this Agreement, or (ii) Sunoco Performance Default, which remains uncured, Haverhill may terminate this Agreement upon Written notice and, upon receipt of such notice, Sunoco shall pay Haverhill as Haverhill’s sole remedy the sum of (y) any amounts due by Sunoco to Haverhill under this Agreement as of the effective date of the its termination, which shall be due and payable upon the date of the termination; plus (z) seventeen million three hundred sixty thousand dollars ($17,360,000.000).

10.3 Damage Limitations. Notwithstanding anything to the contrary contained in this Agreement, except for the payments, obligations and damages set forth in Articles 3, 7, 9 and 10, NEITHER SUNOCO NOR HAVERHILL SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES ARISING FROM A FAILURE TO PERFORM ANY OBLIGATION UNDER THIS AGREEMENT. The terms “consequential damages,” “incidental damages,” and “exemplary damages” shall include, without limitation, damages that would be classified as such under the Uniform Commercial Code of the Commonwealth of Pennsylvania.

10.4 Early Termination. Either Party may, upon ninety (90) days’ prior Written notice, and following payment of ten million dollars ($10,000,000) (“Termination Charges”), terminate this Agreement for its convenience at any time without cause for such termination. If Haverhill terminates this Agreement under this Section 10.4, Sunoco shall receive, as its sole and exclusive remedy, the Termination Charges and all amounts due and payable under this Agreement through the early termination date. If Sunoco terminates this Agreement under this Section 10.4, Haverhill shall receive, as its sole and exclusive remedy, the Termination Charges and all amounts due and payable under this Agreement through the early termination date. The Termination Charges shall be due and payable immediately upon delivery of the notice of early termination under this Section 10.4. A termination of this Agreement pursuant to the provisions of Section 10.1 or Section 10.2 shall not constitute an early termination under this Section 10.4. In addition to the foregoing, if there is an early termination as a result of Sunoco ceasing operations at the Chemical Plant or a default termination by Haverhill as a result of an event of default by Sunoco, Haverhill shall have the option to obtain access rights to the Chemical Plant and to temporarily operate the equipment necessary to operate the Coke Plant (Phase I) for a period of time necessary to make other arrangements not to exceed two (2) years at Haverhill’s sole cost and responsibility. Such equipment includes, but is not limited to, the river water pumps, the water treatment system, the Steam Condensing Facilities and all necessary associated piping and controls. Such access rights include, but are not limited to, easement and access rights necessary to operate and maintain such equipment. Notwithstanding the foregoing step in rights granted to Haverhill, nothing herein shall prohibit or limit Sunoco’s ability to sell the Chemical Plant; provided, that Haverhill is able to continue to operate the Coke Plant. To the extent that Sunoco desires to sell the Chemical Plant, Haverhill shall negotiate in good faith with any potential buyer to enter into a longer term steam sales agreement.

10.5 Dispute Resolution Procedures. Pending the resolution of any dispute resolution process under Article 11, any termination of this Agreement that could otherwise arise from a claim or dispute arising out of or related to Agreement shall be stayed until the claim or dispute underlying the Written notice of default is resolved by the dispute resolution procedures or the time period for operation of the dispute resolution procedures shall have expired; provided, however, any default with respect to any payment obligation of the Parties shall bear interest at the Default Interest Rate as of the date of the commencement of such Payment Default.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Initial Dispute Resolution. Other than Claims for equitable relief or arising under Article 9, which may be brought directly in any court of proper jurisdiction, the Parties will use their good faith efforts to resolve any claim or dispute arising out of or related to this Agreement in a fair and equitable manner through discussions between senior executives of the Parties to be held within thirty (30) days after either Party notifies the other in Writing that a claim or dispute exists and specifying, in detail sufficient to understand the nature of the claim or dispute, the object of such claim or dispute and the relief sought. If the Parties cannot resolve any such claim or dispute within such thirty (30) day period, then either Party may invoke the provisions of Section 11.2. This Section will not limit any Party from exercising any other remedy it may have under this Agreement.

11.2 Mediation. Any claim or dispute arising out of or related to this Agreement, or the breach hereof shall be referred to non-binding mediation. The Parties shall jointly agree upon a procedure for selection of a mediator within thirty (30) days of invocation in Writing of this provision. Unless the Parties otherwise agree, the Parties shall jointly participate in a meditation which shall be completed within ninety (90) days of the appointment of the mediator.

11.3 Additional Dispute Resolution Process. If a claim or dispute arising out of or related to this Agreement cannot be resolved through mediation within the time period set forth in Section 11.2, the Parties shall negotiate in good faith to attempt to structure a dispute resolution process that is appropriate to the nature of the claim or dispute. If, within 45 days following the conclusion or termination of the non-binding mediation described in Section 11.2, the Parties cannot agree on an appropriate dispute resolution process, then they shall be free to pursue all their rights and remedies at law or in equity.

11.4 Location. The mediation proceeding shall take place in Columbus, Ohio or in such other location as the Parties may agree. Each Party shall bear its own costs and expenses, including attorneys’ fees and expert fees, with respect to the mediation, and shall share equally the cost of the mediator.

ARTICLE 12

INSURANCE

12.1 Each Party shall take out, carry and maintain in insurance company or companies, and in policies of insurance written on an occurrence basis or self-insurance, the following primary insurance with limits not less than those typical in the industry for the following liabilities:

12.2 Statutory Worker’s Compensation and Occupational Disease Insurance, including Employer’s Liability Insurance and, if applicable, coverage under the Longshoremen and Harbor Workers Compensation Act, the Jones Act or other Maritime Employer’s Liability.

12.3 Commercial Liability Insurance, including all Premises and Operations, Contractual Liability, Products-Completed Operations Liability, Fire Legal Liability, Explosion, Collapse and Underground Damage Liability, Broad Form Property Damage Liability, and if applicable, Watercraft and Aircraft Liability, as well as coverage on all mobile equipment (other than motor vehicles licensed for highway use) owned, hired or used in the performance of this Agreement.

12.4 Automobile Liability Insurance, including Contractual Liability, covering all motor vehicles licensed for highway use and employed in the performance of this Agreement.

12.5 The Insurance requirements set forth herein shall not in any way limit either Party’s liability arising out of this Agreement or otherwise.

ARTICLE 13

GENERAL PROVISIONS

13.1 Exclusivity. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED IN FACT OR IN LAW, AND WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

13.2 Notices. All notices, requests and demands to or upon the respective Parties shall be in Writing. Such communications shall be addressed and directed to the Parties listed below as follows, or to such other address or recipient for a Party as may be hereafter notified by such Party:

If to Haverhill, to:	If to Sunoco, to:

Haverhill North Coke Company	Sunoco, Inc. (R&M)
c/o SunCoke Energy, Inc.	1735 Market Street
11400 Parkside Drive	Suite LL
Knoxville, TN 37934	Philadelphia, PA 19103

ATTN: Legal Department	ATTN: Chemicals Contract Administrator

FAX: (865) 288-5280	FAX: 866-302-9712
Confirm: (865) 288-5200	Confirm: 215-977-3451

with a copy to:	with a copy to:

Haverhill North Coke Company	Sunoco, Inc. (R&M)
2446 Gallia Pike	1019 Haverhill
Franklin Furnace, OH 45629	Ohio Furnace Road
Haverhill, OH 45636
ATTN: General Manager
ATTN: Chemicals Plant Manager
FAX: 740-355-9815
Confirm: 740-355-9800	FAX: 866-526-8611
Confirm: 740-533-5302

13.3 Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of Ohio without regard to its conflicts of law provisions, and the rights and remedies of the Parties hereunder will be determined in accordance with such Laws.

13.4 Compliance with Laws. Each Party shall comply with all Laws applicable to its operations and obligations under this Agreement.

13.5 Cooperation. At each respective Party’s sole expense, Sunoco and Haverhill shall exchange information and confer in good faith upon request regarding operating conditions, maintenance schedules, changes in planned operation and other operational matters of importance and cooperate with each other to facilitate any maintenance requirements of the other Party. Nothing in this provision shall require a Party to undertake any action inconsistent with Prudent Chemical Plant Practice (in the case of Sunoco) or inconsistent with Prudent Coke Plant Practice (in the case of Haverhill).

13.6 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be prohibited or unenforceable, this Agreement shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent that it is not prohibited or unenforceable, nor invalidate the other provisions of this Agreement.

13.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the Parties regarding the transactions contemplated by, and the subject matter of, this Agreement. The provisions of this Agreement shall not be reformed, altered, or modified in any way by any practice or course of dealing prior to or during the term of the Agreement, and can only be reformed, altered, or modified by a writing signed by authorized representatives of the Parties. The Parties specifically acknowledge that they have not been induced to enter into this Agreement by any representation, stipulation, warranty, agreement, or understanding of any kind other than as expressed in this Agreement.

13.8 Captions. The captions and headings in this Agreement are for convenience of reference only and have no legal force or effect. Such captions and headings shall not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

13.9 Independence of Parties. Neither Party is the partner, legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind implied, against or in the name or on behalf of the other.

13.10 Waivers and Remedies. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect. Except as otherwise expressly limited in this Agreement, all remedies under this Agreement shall be cumulative and in addition to every other remedy provided for herein or by law.

13.11 Successors and Assigns. This Agreement may not be assigned by either Party without the prior Written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each Party.

13.12 Survival. Articles 9, 10, 11, and 13 as well as the accrued payment obligations of each Party to the other Party in respect of this Agreement, shall survive any termination of this Agreement.

13.13 Intention of the Parties.

13.13.1 Declarations of the Parties. Sunoco’s intention in entering into this Agreement is to secure an uninterrupted supply of Steam at a cost favorable to the market cost of Steam. In reliance on this Agreement, Sunoco has decommissioned its boilers and made a significant capital investment in condensing facilities and facilities for the supply of services to the Coke Plant and will be operating these condensing and service facilities for the Coke Plant (Phase I). Haverhill’s intention in entering into this Agreement is to (i) secure the ratable sale of Steam at a predictable price to a credit worthy customer, in order that Haverhill can realize a reasonable rate of return on its substantial investment, and (ii) substantially reduce its operating costs. In reliance on this Agreement, Haverhill has developed the Coke Plant (Phase I) at a substantial cost of capital, has integrated the operations of the Coke Plant (Phase I) and the Chemical Plant in such a manner that the Chemical Plant operations are vital to the operation of the Coke Plant (Phase I) (including, without limitation, compliance with the operating permit for the Coke Plant (Phase I)), and has priced coke sales to third parties based upon Sunoco’s estimates of Steam consumption based upon the Contract Price for such Steam.

13.13.2 Integration in Respect of this Agreement. These declarations of the Parties set forth in Section 13.13.1 are expressly subject to Section 13.7. Accordingly, they are not intended to expand the rights or obligations of the Parties under this Agreement or otherwise, and in the event of any conflict, inconsistency or ambiguity in respect of such declarations and the remainder of this Agreement, the remainder of the Agreement shall prevail.

13.14 Counterparts. This Agreement may be executed in one or more counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, that all of which shall together constitute one and same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Haverhill North Coke Company		Sunoco, Inc. (R&M)

By:	/s/ Michael J. Thompson	By:	/s/ David A. Sexton
	Name: Michael J. Thompson		Name: David A. Sexton
	Title: President		Title: Vice President & General Manager

[STEAM SUPPLY AND PURCHASE AGREEMENT]

EXHIBIT A

LOCATION POINTS

[attached]

The Parties agree to periodically update Exhibit A by Written agreement as necessary.

RIVER WATER TIE-IN
BOILER BLOWDOWN TIE-IN
FI2812A/B STEAM FLOW METERS
BOILER FEEDWATER TIE-IN
FI2831 STEAM CONDENSATE TO DEAERATORS METER
DRIP LEG CONDENSATE TIE-IN
FIREWATER TIE-IN
NATURAL GAS TIE-IN
NATURAL GAS METER FI2835
PRELIMINARY
NOT FOR CONSTRUCTION
6TH STREET
5TH STREET
4TH STREET
7TH STREET
E STREET
G STREET
H STREET
AMINE PROCESS AREA
PHENOL II SUBSTATION
PHENOL III SUBSTATION
SUN COMPANY
BD-1011
BD-1008
BD-908
BD-903

Exhibit A
of Steam Agreement
1 of 2

SWITCH YARD
KEY PLAN
RIVER WATER FLOW METER
BOILER FEEDWATER METER
PRELIMINARY
NOT FOR CONSTRUCTION
SUN COKE COMPANY

Exhibit A
of Steam Agreement
2 of 2

EXHIBIT B

CONFORMING BOILER FEED WATER STANDARDS

Boiler Feed Water Standards (Current)

pH	> 8.5
O2	< 10 ppb
Fe	< 0.050 ppm
Cu	< 0.025 ppm
Conductivity (Targeted Range)	70 – 200 umhos/cm
Total Hardness	< 0.2 ppm CaCO3

Boiler Feed Water Standards (Target)

pH	> 9.0
O2	3 – 10 ppb
Fe	< 0.025 ppm
Cu	< 0.003 ppm
Conductivity (Targeted Range)	70 – 200 umhos/cm
Total Hardness	< 0.2 ppm CaCO3

EXHIBIT C

FORM OF MONTHLY STEAM REPORT

Date	Total Steam from Sun Coke (Mlbs)	Sun Coke Steam to Condensing Unit (Mlbs)	Sun Coke Steam to Process Units (Mlbs)	Steam to Re-heat Condensate (Mlbs)	Net Sun Coke Steam for Billing (Mlbs)
[DATE]	[A+B]	[A]	[B]	[C]	[B-C]

1.	Total Steam from Sun Coke: Sum of Steam to Process Units and Steam to Condensing Unit Represents amount of steam transferred from Sun Coke

2.	Sun Coke Steam to Condensing Unit: Daily total steam to condensing unit

3.	Sun Coke Steam to Process Units: Daily total steam to process units

4.	Steam to Re-heat Condensate: Daily Excess Steam Condensate Return Credit

5.	Net Sun Coke Steam for Billing: Steam to Process Units less Steam to Re-heat Condensate

As an example:

Date	Total Steam from Sun Coke (Mlbs)	Sun Coke Steam to Condensing Unit (Mlbs)	Sun Coke Steam to Process Units (Mlbs)	Steam to Re-heat Condensate (Mlbs)	Net Sun Coke Steam for Billing (Mlbs)
8/1/2010	8,868.995	864.199	8,004.796	83.695	7,921.101
8/2/2010	9,091.053	959.431	8,131.622	38.693	8,092.929
8/3/2010	8,449.614	354.054	8,095.560	68.046	8,027.514
8/4/2010	8,610.182	687.319	7,922.863	88.210	7,834.653
8/5/2010	8,849.205	928.164	7,921.041	86.083	7,834.958
8/6/2010	8,855.332	949.866	7,905.465	80.266	7,825.200
8/7/2010	9,035.170	839.496	8,195.674	91.250	8,104.423
8/8/2010	9,216.591	1,050.263	8,166.328	81.375	8,084.953
8/9/2010	9,083.667	869.035	8,214.632	88.147	8,126.485
8/10/2010	9,388.167	1,000.701	8,387.466	64.705	8,322.761
8/11/2010	9,070.615	667.933	8,402.682	76.613	8,326.069
8/12/2010	9,318.135	819.332	8,498.803	80.206	8,418.597
8/13/2010	9,587.897	872.372	8,715.525	60.888	8,654.637
8/14/2010	9,491.622	649.613	8,842.009	33.985	8,808.025
8/15/2010	8,844.536	299.577	8,544.959	32.419	8,512.540
8/16/2010	8,353.635	307.010	8,046.625	28.418	8,018.207
8/17/2010	8,496.433	279.541	8,216.892	29.921	8,186.972
8/18/2010	8,816.879	284.986	8,531.893	31.653	8,500.240
8/19/2010	8,835.811	276.404	8,559.407	17.608	8,541.799
8/20/2010	8,688.734	161.664	8,527.069	19.601	8,507.468
8/21/2010	8,750.118	157.761	8,592.357	15.554	8,576.803

Date	Total Steam from Sun Coke (Mlbs)	Sun Coke Steam to Condensing Unit (Mlbs)	Sun Coke Steam to Process Units (Mlbs)	Steam to Re-heat Condensate (Mlbs)	Net Sun Coke Steam for Billing (Mlbs)
8/22/2010	8,597.104	134.855	8,462.250	19.337	8,442.913
8/23/2010	8,462.761	171.420	8,291.341	27.636	8,263.705
8/24/2010	8,439.385	272.427	8,166.958	8.828	8,158.130
8/25/2010	7,975.964	58.667	7,917.297	13.274	7,904.023
8/26/2010	8,560.266	109.888	8,450.378	11.862	8,438.515
8/27/2010	8,807.683	97.226	8,710.458	17.753	8,692.705
8/28/2010	9,128.709	160.694	8,968.015	27.293	8,940.721
8/29/2010	9,174.694	243.077	8,931.617	32.945	8,898.671
8/30/2010	9,483.090	321.646	9,161.443	38.058	9,123.385
8/31/2010	9,391.426	380.600	9,010.826	52.128	8,958.698

TOTAL	275,723	15,229	260,494	1,446	259,048

1.	Total Steam from Sun Coke: Sum of Steam to Process Units and Steam to Condensing Unit Represents amount of steam transferred from Sun Coke

2.	Sun Coke Steam to Condensing Unit: Daily total steam to condensing unit

3.	Sun Coke Steam to Process Units: Daily total steam to process units

4.	Steam to Re-heat Condensate: Daily total steam required to re-heat condensed steam

5.	Net Sun Coke Steam for Billing: Steam to Process Units less Steam to Re-heat Condensate

EXHIBIT D

STEAM CAPACITY RESERVATION FEE EXAMPLE CALCULATIONS

Sunoco and Haverhill agree that the following example calculations of the amounts due under Section 7.1.3 of the Steam Supply and Purchase Agreement are correct. All sums are for a single Contract Year.

Example 1

Steam Capacity Reservation Fee:	$8,680,000

Sum of Monthly Steam Fees paid during the applicable Contract Year:	$8,000,000

Sum of all Steam Shortfall Costs incurred during the applicable Contract Year.	$500,000

Sum of all Steam Delivery Shortfall Penalty Amounts credited during the applicable Contract Year	$500,0000

$8,680,000 - $8,000,000 - $500,000 - $500,000 = ($320,000)

Additional amount to be paid to Haverhill by Sunoco pursuant to Section 7.1.3.	$0

Example 2

Steam Capacity Reservation Fee:	$8,680,000

Sum of Monthly Steam Fees paid during the applicable Contract Year:	$8,000,000

Sum of all Steam Shortfall Costs incurred during the applicable Contract Year.	$0

Sum of all Steam Delivery Shortfall Penalty Amounts credited during the applicable Contract Year	$0

$8,680,000 - $8,000,000 - $0 - $0 = $680,000

Additional amount to be paid to Haverhill by Sunoco pursuant to Section 7.1.3.	$680,000

Example 3:

Steam Capacity Reservation Fee:	$8,680,000
Sum of Monthly Steam Fees paid during the applicable Contract Year:	$10,000,000

Sum of all Steam Shortfall Costs incurred during the applicable Contract Year.	$500,000

Sum of all Steam Delivery Shortfall Penalty Amounts credited during the applicable Contract Year	$500,0000

$8,680,000 - $10,000,000 - $500,000 - $500,000 = ($2,320,000)

Additional amount to be paid to Haverhill by Sunoco pursuant to Section 7.1.3.	$0

Example 4:

Steam Capacity Reservation Fee:	$8,680,000

Sum of Monthly Steam Fees paid during the applicable Contract Year:	$7,000,000

Sum of all Steam Shortfall Costs incurred during the applicable Contract Year.	$500,000

Sum of all Steam Delivery Shortfall Penalty Amounts credited during the applicable Contract Year	$500,0000

$8,680,000 - $7,000,000 - $500,000 - $500,000 = $680,000

Additional amount to be paid to Haverhill by Sunoco pursuant to Section 7.1.3.	$680,000